EXHIBIT 99.1

Exponent Reports Fourth Quarter and Fiscal Year 2015 Results

MENLO PARK, Calif., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the fourth quarter and fiscal year ended January 1, 2016.

For the fourth quarter of 2015, net income increased 7% to $9,850,000 from $9,243,000 in the same period of 2014. Earnings per diluted share increased to $0.36 as compared to $0.34 in the fourth quarter last year. EBITDA1 increased to $17,350,000 as compared to $17,219,000 in the same period one year ago.

Total revenues in the fourth quarter increased slightly to $73,681,000 from $73,611,000 in the same period of 2014. Revenues before reimbursements increased to $69,789,000 as compared to $69,647,000 in the fourth quarter one year ago.

For fiscal year 2015, net income increased 7% to $43,599,000 from $40,701,000 in 2014. Earnings per diluted share increased to $1.60, as compared to $1.47 in the prior year. EBITDA1 increased to $76,405,000 as compared to $73,219,000 one year ago.

Total revenues for the year increased 3% to $312,832,000 from $304,704,000 in 2014. Revenues before reimbursements increased 2% to $295,705,000 as compared to $289,209,000 one year ago.

In 2015, Exponent generated $60.5 million in cash from operating activities, repurchased $23.3 million of common stock and paid $15.6 million in dividends. The Company closed the year with $171.6 million in cash, cash equivalents and short-term investments.

In a separate release today, Exponent announced that it increased its quarterly cash dividend from $0.15 per share to $0.18 per share and reiterated its intent to continue to pay quarterly dividends. Additionally, the Company continues an active stock repurchase program with $46.8 million currently authorized and available.

“We are pleased to have closed out 2015 with strong earnings and cash flow in the fourth quarter. We were able to expand our EBITDA1 margins in 2015 as a result of a slight increase in utilization and low expense growth.  These results are especially good considering the impact of a major project wrapping up in the third quarter and a decline in defense technology development during the year, which we previously discussed,” commented Dr. Paul Johnston, President and CEO.

“During the year, we had notable performances from our materials, polymer science, and biomedical practices, as well as our infrastructure group. In materials and polymer science, we experienced strong demand from the consumer electronics industry as they broaden their product offerings and needed assistance with the use of new materials. In biomedical, we continued to assist clients with regulatory approvals and assessing field performance of their products.  Our infrastructure group benefited from increased commercial construction and infrastructure spending,” continued Dr. Johnston.

“Looking forward to fiscal 2016, we expect growth in revenues before reimbursements to be in the mid-single digits. We believe our underlying growth will be in the high single digits, but will be partially offset by the completion of a major project during the third quarter of 2015. We expect that 2016 EBITDA1 margin will decline approximately 50 to 100 basis points as compared to 2015, as a result of slightly lower utilization."

“We remain optimistic about our ability to expand our unique market position in assessing the reliability, safety, human health and environmental issues of increasingly complex technologies, products, and processes. We are confident in our ability to generate long-term shareholder value, and as a result, we are raising our dividend payment in 2016 while also continuing to repurchase shares," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, February 3, 2016, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 427-9411 or (719) 325-2329. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 274592#.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended January 1, 2016 and January 2, 2015
(unaudited)
(in thousands, except per share data)

	Quarters Ended		Years Ended
	January 1,	January 2,	January 1,	January 2,
	2016	2015	2016	2015

Revenues
Revenues before reimbursements	$69,789	$69,647	$295,705	$289,209
Reimbursements	3,892	3,964	17,127	15,495

Revenues	73,681	73,611	312,832	304,704

Operating expenses
Compensation and related expenses	44,757	44,678	184,502	183,533
Other operating expenses	6,996	6,803	26,975	26,285
Reimbursable expenses	3,892	3,964	17,127	15,495
General and administrative expenses	3,757	4,033	15,295	15,842

	59,402	59,478	243,899	241,155

Operating income	14,279	14,133	68,933	63,549

Other income, net
Interest income, net	92	33	207	150
Miscellaneous income, net	1,626	1,661	1,993	4,266
	1,718	1,694	2,200	4,416

Income before income taxes	15,997	15,827	71,133	67,965

Income taxes	6,147	6,584	27,534	27,264

Net income	$9,850	$9,243	$43,599	$40,701

Net income per share:
Basic	$0.37	$0.35	$1.64	$1.51
Diluted	$0.36	$0.34	$1.60	$1.47

Shares used in per share computations:
Basic	26,491	26,586	26,606	26,910
Diluted	27,133	27,318	27,298	27,666

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 1, 2016 and January 2, 2015
(unaudited)
(in thousands)

	January 1,	January 2,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$125,751	$129,490
Short-term investments	45,842	24,913
Accounts receivable, net	88,577	86,368
Prepaid expenses and other assets	13,636	14,727
Total current assets	273,806	255,498
Property, equipment and leasehold improvements, net	28,485	28,264
Goodwill	8,607	8,607
Other assets	76,609	72,930
	$387,507	$365,299

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,580	$8,935
Accrued payroll and employee benefits	62,092	62,184
Deferred revenues	7,802	8,226
Total current liabilities	80,474	79,345
Other liabilities	42,235	39,607
Deferred rent	1,994	2,059
Total liabilities	124,703	121,011

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	179,816	160,208
Accumulated other comprehensive (loss) income	(1,805)	(904)
Retained earnings	269,259	246,961
Treasury stock, at cost	(184,499)	(162,010)
Total stockholders' equity	262,804	244,288
	$387,507	$365,299

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended January 1, 2016 and January 2, 2015
(unaudited)
(in thousands)

	Quarters Ended		Years Ended
	January 1,	January 2,	January 1,	January 2,
	2016	2015	2016	2015

Net Income	$9,850	$9,243	$43,599	$40,701

Add back (subtract):

Income taxes	6,147	6,584	27,534	27,264
Interest income, net	(92)	(33)	(207)	(150)
Depreciation and amortization	1,445	1,425	5,479	5,404

EBITDA (1)	17,350	17,219	76,405	73,219

Stock-based compensation	2,423	2,494	12,959	13,079

EBITDAS (1)	$19,773	$19,713	$89,364	$86,298

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Contact: (888) 656-EXPO, info@exponent.com